EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued out report dated May 31, 2016, with respect to the consolidated financial statements of NGL Energy Partners LP and subsidiaries. Our report is included in the amended Annual Report of SemGroup Corporation on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2015. We hereby consent to the incorporation by reference of said report in the Registration Statements of SemGroup Corporation on Form S-3 (File No. 333-210044) and on Forms S-8 (File No. 333-170968 and File No. 333-189905).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
May 31, 2016